IMPORTANT INFORMATION FOR SHAREHOLDERS

Dear Shareholder:

We recently mailed proxy materials to you for the upcoming Special Meeting of Shareholders that is scheduled for October 20, 2015. The materials describe the proposal and ask for your vote on this important matter.

Shareholders of the T. Rowe Price Target Retirement Funds are being asked to vote on a proposal to approve an amendment to the investment management agreement of each Fund to change the expense structure of the Fund. It is proposed that the Funds no longer pass through certain expenses to the underlying funds in which they invest. Under the proposal, the Funds would bear their own operating expenses; however, there would be a contractual expense limitation implemented for each fund to ensure that its total expense ratio resulting from the change is equal to or less than its current total expense ratio. For more information about the proposal, please refer to the proxy statement which is available at www.2voteproxy.com.

Our records indicate that we have not received your vote. Please vote as soon as possible so your fund can avoid additional costs associated with soliciting your vote either by mail or telephone solicitation.

The Board of Directors of the Funds recommends that you vote in favor of the proposal.

Voting is quick and easy. Please vote now using one of these methods:

1.	1. Vote By Internet
Please visit the website noted on the enclosed proxy voting card and follow the online instructions.
2. Vote by Mail
Please mail your signed proxy voting card(s) in the postage-paid envelope.
3. Vote by Touch-Tone Phone
Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

Your vote is very important and it’s easy to vote. We hope you will take a few minutes to vote your shares.

As always, thank you for investing with T. Rowe Price.

All mutual funds are subject to market risk, including possible loss of principal.

T. Rowe Price Investment Services, Inc., Distributor